Exhibit 10.1

SIXTH AMENDMENT TO EMPLOYMENT AND

NON-SOLICITATION AGREEMENT

THIS SIXTH AMENDMENT TO EMPLOYMENT AND NON-SOLICITATION AGREEMENT (“Sixth Amendment”), dated this 13th day of January, 2022, is entered into by and between DELTA APPAREL, INC., a Georgia corporation (“Company”), and Robert W. Humphreys, a Florida resident (“Executive”).

WHEREAS, Executive and the Company entered into an Employment and Non-Solicitation Agreement, dated June 10, 2009 (as at any time amended, restated, modified, or supplemented, the “Agreement”), providing for the terms of Executive's employment with the Company. The Company and Executive desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Section 2(a) of the Agreement is hereby amended and restated it its entirety as follows:

(a) Base Salary. Commencing January 1, 2022, and during the term of Executive’s employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $850,000 (Base Salary). Executive’s Base Salary will be payable in arrears in accordance with the Company’s normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Compensation Committee of the Company’s Board of Directors and confirmed by the full Board of Directors.

2.    Section 2(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Incentive Bonus. During the term of Executive’s employment with the Company pursuant to this Agreement, Executive shall be entitled to participate in the Company’s Short-Term Incentive Compensation Plan as in effect from time to time. The Executive’s Short-Term Incentive Compensation base during fiscal year 2022 is $650,000. For fiscal year 2023, the Executive’s Short-Term Incentive Compensation base is $750,000 and will remain at $750,000 during fiscal year 2024. Calculation of the Executive’s Short-Term Incentive Compensation will be the same as approved annually by the Board of Directors for the Company. Short-Term Incentive Compensation Plan participants. The maximum payout to the Executive from the Short-Term Incentive Compensation Plan is $1,500,000 for any single fiscal year. Any cash compensation payable under this paragraph shall be referred to as “Incentive Compensation” in this Agreement.

3.    Section 2(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Restricted Stock Units. During the term of Executive's employment with the Company pursuant to this Agreement, Executive will participate in the Delta Apparel, Inc. 2020 Stock Plan (“Plan”).

Previously Granted Fiscal Year 2022 Restricted Stock Units. The Company previously granted to Executive 50,000 Restricted Stock Units in connection with the Company's fiscal year ending October 1, 2022, and pursuant to the terms of the Plan and the separate terms of a Restricted Stock Unit Award Agreement between the Executive and the Company governing such grant. That grant subject to all of the terms and conditions of the applicable Restricted Stock Unit Award Agreement and the Plan remain in full force and effect.

Fiscal Year 2023 and 2024 Restricted Stock Units. Pursuant to the terms of the Plan, Executive will receive a grant of 84,000 Restricted Stock Units, with 42,000 of such Restricted Stock Units eligible to vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for each of the Company's fiscal years 2023 and 2024, based solely on service through the end of the applicable fiscal year. This grant will be provided under and subject to the separate terms of a Restricted Stock Unit Award Agreement between the Executive and the Company, and the Plan. Pursuant to the Restricted Stock Unit Award Agreement, grants are based solely on service requirements and 42,000 Restricted Stock Units shall vest on date the Company files with the SEC its annual report on Form 10-K for fiscal year ended September 30, 2023, and an additional 42,000 Restricted Stock Units shall vest on the date the Company files with the SEC its annual report on Form 10-K for fiscal year ended September 28, 2024.

With respect to any such Restricted Stock Units that vest upon the filing of the Company's Annual Report on Form 10-K with the SEC for fiscal years 2023 and 2024, Executive will receive shares of Company stock equal to one-half of value of the aggregate number of such Restricted Stock Units and a cash payment equal to one-half of the value of the aggregate number of such Restricted Stock Units.

Any conflict or inconsistency between this Agreement and the terms of any Restricted Stock Unit Award Agreement or Plan will be governed by the terms of the applicable Restricted Stock Unit Award Agreement or Plan.

In the event that Executive's employment is terminated by the Company other than for Cause as defined in Section 4(b) of the Agreement, the full award will be made for the fiscal year in which the Executive's employment is terminated.

4.    Section 3 of the Agreement is hereby amended and restated in its entirety as follows:

3. Term. Unless sooner terminated pursuant to Section 4 of this Agreement, and subject to the provisions of Section 5 and Section 6 hereof, the term of this Agreement (the "Term") shall commence as of the first day of fiscal year 2010 and shall continue until the date of the filing with the Securities and Exchange Commission of the Company's Form 10-K for fiscal year 2024.

5.    Section 5(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) Base Salary and Incentive Compensation. The Company shall pay to Executive (i) his Base Salary (as in effect as of the date of his termination) and (ii) Incentive Compensation (in an aggregate amount equal to the applicable portion of the Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination) as follows:

Years of
Service with	Base		Payout
The Company	Salary	Incentive Compensation	Period
Less than one	3 months	25% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	3 months

One but less than two	6 months	50% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	6 months

Two but less than three	9 months	75% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	9 months

Three or More	12 months	100% of the Short-Term Incentive Compensation Plan award for the most recent full fiscal year prior to termination	12 months

To the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and related Treasury Regulations, the sum of applicable Base Salary and Incentive Compensation shall be divided into equal monthly, semi-monthly or lesser payments and paid to the Executive over the applicable Payout Period shown in the table above, depending on the Executive's years of service at the time of termination.

6.    Section 6(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a) If within one (1) year following a “Change of Control” (as hereinafter defined), Executive terminates his employment with the Company for “Good Reason” (as hereinafter defined) or the Company terminates Executive’s employment for any reason other than Cause, death or disability (as defined in Section 4(e)), the Company shall pay to Executive in a lump sum within thirty (30) days following Executive’s termination of employment: (i) an amount equal to one times the Executive’s Base Salary as of the date of termination; and (ii) an amount equal to the Short-Term Incentive Compensation received by the Executive for the most recent fiscal year prior to Executive’s termination. In addition, the Company shall provide the Executive with out- placement assistance. In addition, to the extent permitted under the terms of the various plans, the Company shall continue to provide the Executive with coverage under the Company’s various welfare and benefit plans, including retirement and group healthcare, dental and life in which Executive participates at the time of termination, for the period equal to twelve (12) months from the date of termination at coverage levels and rates substantially equal to those applicable to Executive immediately prior to such termination.

Except as otherwise provided in this Sixth Amendment, the Agreement will continue as provided therein for the remaining term of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date first above written.

DELTA APPAREL, INC.

By: /s/ S. Lauren Satterfield

Name: S. Lauren Satterfield

Title: Deputy General Counsel and Assistant Secretary

“Executive”

/s/ Robert W. Humphreys

Name: Robert W. Humphreys

Title: Chairman of the Board of Directors and Chief Executive Officer